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                                                                    EXHIBIT 11.3

                             WEBLINK WIRELESS, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)

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

                                                                 SIX MONTHS ENDED JUNE 30, 2002
                                                        ------------------------------------------------
                                                          NUMBER            PERCENT         EQUIVALENT
                                                        OF SHARES         OUTSTANDING         SHARES
                                                        ----------        -----------     --------------
COMMON STOCK
   From Founders' Stock                                  2,300,000          100.00%            2,300,000
   Stock Options Exercised                               2,508,997          100.00%            2,508,997
   Preferred Stock Converted to Common Stock            15,310,943          100.00%           15,310,943
   1994 Common Stock Offerings                          11,242,857          100.00%           11,242,857
   1995 Common Stock Offerings                           4,323,874          100.00%            4,323,874
   1996 Common Stock Offering                            6,000,000          100.00%            6,000,000
   1999 Treasury Stock Transaction                          (6,588)         100.00%               (6,588)
   March 2000 Debt Swap                                  3,789,715          100.00%            3,789,715
   Canadian Transaction                                    714,286          100.00%              714,286
   Cancelation/Surrender of Stock                         (291,723)         100.00%             (291,723)
   Employee Stock Purchase Plan Shares Issued              190,651          100.00%              190,651
   Warrants Exercised                                      134,737          100.00%              134,737
                                                        ----------                        --------------
                                                        46,217,749                            46,217,749

WEIGHTED AVERAGE SHARES OUTSTANDING                                                           46,217,749

NET LOSS                                                                                  $  (18,969,202)

NET LOSS PER SHARE                                                                        $        (0.41)
                                                                                          ==============
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